As filed with the Securities and Exchange Commission on January 15, 2021

Registration No. 333-81577

Registration No. 333-125066

Registration No. 333-151982

Registration No. 333-169996

Registration No. 333-225921

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-81577

FORM S-8 REGISTRATION STATEMENT NO. 333-125066

FORM S-8 REGISTRATION STATEMENT NO. 333-151982

FORM S-8 REGISTRATION STATEMENT NO. 333-169996

FORM S-8 REGISTRATION STATEMENT NO. 333-225921

UNDER

THE SECURITIES ACT OF 1933

TAUBMAN CENTERS, INC.

(By SILVER MERGER SUB 1, LLC as successor by merger to Taubman Centers, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or other Jurisdiction of Incorporation)	38-2033632 (IRS Employer Identification No.)

c/o Simon Property Group, Inc.

225 West Washington Street

Indianapolis, Indiana 46204

(317) 636-1600

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

The Taubman Company and Related Entities Employee Retirement Savings Plan

The Taubman Company 2005 Long-Term Incentive Plan

Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan

Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan

The Taubman Company 2008 Omnibus Long-Term Incentive Plan

The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan

(Full Title of Plans)

Steven E. Fivel

General Counsel and Secretary

Simon Property Group, Inc.

225 West Washington Street

Indianapolis, Indiana 46204

(317) 636-1600

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed by Taubman Centers, Inc., a Michigan corporation (“Taubman”), on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-81577, originally filed with the Securities and Exchange Commission (the “SEC”) on June 25, 1999, which registered the offer and sale of an aggregate of 1,200,000 shares of common stock, par value $0.01 per share, of Taubman (“Shares”) issuable pursuant to the Taubman Company and Related Entities Employee Retirement Savings Plan;

•                  Registration Statement No. 333-125066, originally filed with the SEC on May 19, 2005, which registered the offer and sale of an aggregate of 1,725,000 Shares issuable pursuant to the Taubman Company 2005 Long-Term Incentive Plan, Taubman Centers, Inc. Non-Employee Directors’ Stock Grant Plan and Taubman Centers, Inc. Non-Employee Directors’ Deferred Compensation Plan;

•                  Registration Statement No. 333-151982, originally filed with the SEC on June 27, 2008, which registered the offer and sale of an aggregate of 6,100,000 Shares issuable pursuant to the Taubman Company 2008 Omnibus Long-Term Incentive Plan;

•                  Registration Statement No. 333-169996, originally filed with the SEC on October 18, 2010, which registered the offer and sale of an aggregate of 2,400,000 Shares issuable pursuant to the Taubman Company 2008 Omnibus Long-Term Incentive Plan; and

•                  Registration Statement No. 333-225921, originally filed with the SEC on June 27, 2018, which registered the offer and sale of an aggregate of 2,800,000 Shares issuable pursuant to the Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan.

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Taubman is filing this Post-Effective Amendment No. 1 to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by Taubman pursuant to the above-referenced Registration Statements.

On December 29, 2020, pursuant to the Amended and Restated Agreement and Plan of Merger, dated November 14, 2020 (the “Merger Agreement”), by and among Taubman, The Taubman Realty Group Limited Partnership, a Delaware limited partnership (the “Taubman Operating Partnership”), Simon Property Group, Inc., a Delaware corporation (“Simon”), Simon Property Group, L.P., a Delaware limited partnership (the “Simon Operating Partnership”), Silver Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of the Simon Operating Partnership (“Merger Sub 1”) and Silver Merger Sub 2, LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2”), (i) Merger Sub 2 was merged with and into the Taubman Operating Partnership, with the Taubman Operating Partnership surviving and (ii) Taubman was merged with and into Merger Sub 1, with Merger Sub 1 surviving.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Taubman has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Taubman in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Taubman hereby removes and withdraws from registration all securities of Taubman registered pursuant to the Registration Statements that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on January 15, 2021. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

SILVER MERGER SUB 1, LLC

By:	/s/ Steven E. Fivel
Name:	Steven E. Fivel
Title:	General Counsel and Secretary

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